As filed with the Securities and Exchange Commission on March 14, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sims Group Limited
(Exact Name of Registrant as Specified in Its Charter)

Victoria, Australia	98-0490682
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
Sims Group House
Level 6, 41 McLaren Street
North Sydney
New South Wales 2060
Australia
(61 2) 9956-9100
(Address of Principal Executive Offices) (Zip Code)

Sims Group Limited Transition Incentive Stock Plan
(Full Title of the Plan)

CT Corporation System
111 Eight Avenue, 13th Floor
New York, New York 10011
(212) 894-8400
(Name, address and telephone number of Agent For Service)

Copies to:
Frank M. Moratti
Company Secretary and General Counsel
Sims Group Limited
Sims Group House
Level 6, 41 McLaren Street
North Sydney
New South Wales 2060
Australia
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
to be Registered(1)	Registered(2)	Price Per Share(3)	Offering Price(3)	Registration Fee(3)
Ordinary Shares	1,653,518	N/A	$22,225,534.40	$873.46

(1)	American Depositary Shares (“ADSs”), each representing one ordinary share of Sims Group Limited (the “Registrant”), have been registered on a separate Registration Statement on Form F-6 filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2008 (File No. 333-149406).

(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional ordinary shares as may be issuable under the Sims Group Limited Transition Incentive Stock Plan (the “Sims Plan”) as a result of stock splits, stock dividends or similar transactions.

(3)	In accordance with Rule 457(h)(i) under the Securities Act, the maximum aggregate offering price is the sum of (i) the weighted average exercise price per share of the options outstanding under the Sims Plan as of the date of this Registration Statement multiplied by 953,250, the aggregate number of ordinary shares issuable upon the exercise of all options outstanding under the Sims Plan as of the date of this Registration Statement, and (ii) with respect to the ADSs being registered for resale hereunder (other than ADSs issuable upon the exercise of options covered by (i)), the number of such ADSs multiplied by $9.55, the book value per share of the underlying Sims ordinary shares (using an exchange ratio of $1.00 = A$ .924898).

EXPLANATORY NOTE
     Sims Group Limited (the “Registrant”), is filing this Registration Statement to register ordinary shares of the Registrant, represented by American Depositary Shares (“ADSs”), issuable upon the exercise of options that will be outstanding under the Sims Group Limited Transition Incentive Stock Plan (the “Sims Plan”). The stock options were originally granted by Metal Management, Inc., a Delaware corporation (“Metal Management”), to its directors, officers and employees pursuant to the Metal Management, Inc. 2002 Incentive Stock Plan (the “MMI Plan”). Effective March 14, 2008, Metal Management merged with and into MMI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Registrant (the “Acquisition Corporation”), pursuant to an Agreement and Plan of Merger dated September 24, 2007 (the “Merger Agreement”) between the Registrant, the Acquisition Corporation and Metal Management. In accordance with the Merger Agreement, upon the effective date of the merger of Metal Management and the Acquisition Corporation, the Registrant is assuming the rights and obligations of Metal Management under the MMI Plan and all stock options outstanding under the MMI Plan are converting into options to acquire ADSs under the Sims Plan. Under the terms of the Sims Plan, no additional stock options may be issued pursuant to the Sims Plan after the effective date of the merger.
     In accordance with Section C of the General Instructions to Form S-8, this Registration Statement also includes a reoffer prospectus, prepared in accordance with Part I of Form F-3 under the Securities Act, with respect to the reoffer and resale, on a delayed or continuous basis, by the Registrant’s directors and executive officers named herein as selling stockholders of ordinary shares, represented by ADSs acquired or to be acquired by such directors and executive officers under an employee benefit plan.
PART I
     The document or documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement. The document or documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Sims Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS
Sims Group Limited
1,653,518 American Depositary Shares
     This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 1,653,518 American Depositary Shares, or ADSs, each representing one ordinary share of Sims Group Limited.
     We will not receive any portion of the proceeds from sales of ADSs by the selling stockholders. The ADSs may be offered from time to time by any or all of the selling stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions at prices that they may determine, which may relate to the market prices of the ADSs prevailing at the time of sale or be a negotiated price. All costs, expenses and fees in connection with the registration of the ADSs will be borne by us. Brokerage commissions and other selling expenses, if any, will be borne by the selling stockholders. See “Plan of Distribution.”
     Beginning on March 17, 2008, our ADSs will be listed on the New York Stock Exchange under the trading symbol “SMS.” Each ADS represents one ordinary share of Sims Group Limited. Our ordinary shares are listed on the Australian Securities Exchange under the trading symbol “SGM.” On March 13, 2008, the last reported sale price of our ordinary shares on the Australian Securities Exchange was A$28.90, which was equivalent to $27.20 based on the noon buying rate for the Australian dollar on that date as published by the Federal Reserve Bank of New York.
     Our principal executive offices are located at Sims Group House, Level 6, 41 McLaren Street, North Sydney, New South Wales 2060, Australia. Our telephone number is (6 12) 9956-9100.

     Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 1 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2008.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Information contained on our website does not constitute a part of this prospectus. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time this prospectus is delivered or the shares offered by this prospectus are sold. Our business, financial condition, results of operations and prospects may have changed since that date.

OUR COMPANY
     Sims Group Limited, a corporation incorporated in Victoria, Australia (“Sims”), is, in the belief of Sims’s management, one of the world’s largest metals recycling companies on the basis of our market capitalization and the size and scope of our operations. We operate two primary businesses, Metal Recycling and Sims Recycling Solutions. The Metal Recycling business involves the collection, processing and marketing of ferrous and non-ferrous metals. We have significant positions in the metals recycling markets of Australasia, the United States and the United Kingdom. We also have a strategic network of trading offices in Asia. The Sims Recycling Solutions business involves the “e-recycling” of information technology equipment and electrical and electronic consumer goods, and we have an emerging global presence with established operations in the United Kingdom, Continental Europe and North America and a developing presence in the Asia Pacific region.
     Our principal executive offices are located at Level 6, 41 McLaren Street, North Sydney NSW 2060, Australia, and our telephone number is (61 2) 9956-9100.
RISK FACTORS
     You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before investing in our ADSs. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations. The future trading price of ADSs will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions.
     The metal recycling industry has historically been, and is expected to remain, highly cyclical and demand from individual export markets, which is important to us, is volatile.
     The operating results of the metal recycling industry, in general, have historically been, and are expected to remain, highly cyclical in nature and our operations, specifically, are highly cyclical in nature. Our results of operations tend to reflect, and be amplified by, changes to general economic conditions, both domestically and internationally. Historically, in periods of recession or periods of slowing economic growth, the results from operations of metal recycling companies have been materially and adversely affected. For example, during recessions or periods of slowing economic growth, the automobile and the construction industries typically experience major cutbacks in production, resulting in decreased demand for steel, copper and aluminum, and it would be expected that, during such periods, there would be significant fluctuations in demand and pricing for our products. Economic downturns in the United States or internationally may materially and adversely affect our results of operations and financial condition. Our ability to withstand significant economic downturns or recessions in the future depends, in part, on our level of capital and liquidity. Our business may also be adversely affected by increases in steel imports into the United States or other significant market regions, such as Australia, the United Kingdom and New Zealand, which may have an adverse impact on steel production in such market regions and a corresponding adverse impact on the demand for recycled metals from some of our facilities within such market regions. Additionally, our business could be negatively affected by changes in currency exchange rates, changes in tariffs, or increased freight costs which could negatively impact export sales or attract imports of recycled metal or metal substitutes, reducing demand for our recycled metals. When metals markets weaken, if we are unable to reduce our costs commensurately, we could experience a material decline in earnings. A material decline in earnings could negatively affect cash flows and capitalization and the market price for our ordinary shares and ADSs.
     We are subject to significant risks relating to changes in commodity prices, currency exchange rates and interest rates, and may not be able to effectively protect against these risks.
     We are exposed to commodity price risk during the period that we have title to products that are held in inventory for processing or resale. Prices of commodities, including recycled metals, can be volatile due to numerous factors beyond our control. In an increasing price environment for raw materials, competitive conditions may limit our ability to pass on price increases to our consumers. In a decreasing price environment for processed recycled metal, we may not have the ability to fully recoup the cost of raw materials we procure, process and sell to our customers. New entrants into our markets could result in higher purchase prices for raw materials and lower margins from our recycled metal. We are not able to hedge positions in certain commodities, such as recycled ferrous metal, where no established futures market exists. Thus, our sales and inventory position are vulnerable to adverse changes in commodity prices, which could materially adversely impact our operating and financial performance. We operate a global trading business that is involved in the purchase and sale of ferrous steel making raw materials without a corresponding sale or purchase. At any one time, this global trading business may have a material number of “open” or at risk trading positions. To the extent that markets move in an adverse direction and we have not hedged our position, this will have an adverse impact on profitability. As a company that operates in many countries, we are also exposed to movements in currency exchange rates, the impact of which cannot be reliably predicted. We report our financial results in Australian dollars. We have significant assets, liabilities and earnings denominated in currencies other than the Australian dollar, in particular U.S. dollars, pounds sterling and euros. These assets, liabilities and earnings, therefore, are exposed to fluctuations in exchange rates between these currencies and the Australian dollar. Currency exchange rates have been extremely volatile in recent periods. In addition, we have significant indebtedness for borrowed money, some or all of which may provide for variable interest rates. It may not be possible for us to effectively hedge against changes in interest rates at all or on an economically reasonable basis. Increases in interest rates could materially increase our borrowing costs and could have a material adverse effect on our results of operations and financial condition.
     The loss of export sales could adversely affect our results of operations and financial condition.
     A significant portion of our sales of recycled metal is exported to markets outside of the United States and Australia, with significant sales to customers in China, Turkey, India, Malaysia and other individual markets. If sales to these individual markets were to decline significantly for any reason and alternative markets could not be found at comparable market prices, it could materially adversely affect our results of operations and financial condition. Other risks associated with our export business include, among other factors, political and economic factors, economic conditions in the world’s economies, changes in legal and regulatory requirements, changes in currency exchange rates applicable to the U.S. dollar, Australian dollar and the currencies of other countries in which we operate, purchase or export recycled metal, freight costs and customer collection risks. Any of these factors could result in lower export sales, which could have a material adverse effect on our results of operations and financial condition.
     We are subject to increasing competition from containerized recycled metal exports.
     We generate a significant proportion of our earnings from the export of recycled metals. Recently, there has been a significant increase in the number of empty containers at ports in the United States, Australia, the United Kingdom and elsewhere which may be used for exporting materials at a relatively low cost because vessel operators provide lower freight costs to container shippers relative to bulk shippers. Small recycled metal operators have taken advantage of this situation by exporting significant quantities of recycled metals in containers in competition with us. The increasing competition from containerized recycled metal exports may reduce our export gross margin on sales or volumes and, accordingly, may have a material adverse impact on our results of operations and financial condition.
     The concentration of our customers or the termination of material customer contracts could have a material adverse effect on our results of operations and financial condition.
     Sales to our largest customers may represent a substantial percentage of our total sales. We do not generally have long term contracts with our customers. Our customers therefore generally have the ability to terminate or modify their contracts with us on short notice without the payment of penalties or other amounts. The loss of any of our significant customers, deterioration in the financial condition of any of our significant customers, or the termination of one or more material customer contracts could have a material adverse effect on our results of operations and financial condition.
     Potential credit losses from our significant customers could adversely affect our results of operations and financial condition.
     In connection with the sale of products, we generally do not require collateral as security for customer receivables nor do we necessarily purchase credit insurance. We may have significant balances owing from customers that operate in cyclical industries and under leveraged conditions that may impair the collectibility of those receivables. Failure to collect a significant portion of amounts due on those receivables could have a material adverse effect on our results of operations and financial condition.
     The profitability of our metal recycling operations depends, in part, on the availability of an adequate source of supply.
     We procure our recyclable metal inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell recyclable metal to us. In periods of low industry prices, suppliers may elect to hold recyclable metal to wait for higher prices or intentionally slow their metal collection activities. If a substantial number of suppliers cease selling recyclable metal to us, we will be unable to recycle metals at desired levels and our results of operations and financial condition could be materially adversely affected. In addition, a slowdown of industrial production in the United States, Australia or certain other countries would reduce the supply of industrial grades of metal to the metal recycling industry, resulting in our having less recyclable metal available to process and market.
     A significant increase in the use of substitute materials by consumers of processed recycled ferrous metal could reduce demand for our products.
     During periods of high demand, tightness can develop in the available supply of recycled ferrous metal. The relative scarcity of recycled ferrous metal, particularly prime or industrial grades, during such periods, provides opportunities for producers of substitute products, such as pig iron and direct reduced iron pellets. It cannot be assured that the use of substitutes to recycled ferrous metal will not proliferate in the future if the prices for recycled metal rise or if the supply of available unprepared ferrous metal tightens. A number of third parties around the world are working on ways to produce recycled ferrous metal substitutes. If these efforts prove successful, they could become significant competitors and materially adversely impact our results of operations and financial condition.
     Our operations are subject to extensive governmental regulation in each of the jurisdictions in which we operate.
     In each of the jurisdictions in which we operate, we are subject to a variety of laws and regulations relating to trade, competition, taxes, employees and employee benefits, worker health and safety, land use, the environment and other matters. We may be required to make significant expenditures and to devote substantial management time and attention in order to operate our business in compliance with such laws and regulations. In addition, changes in these laws or regulations or their interpretations or enforcement may require us to make significant additional expenditures or to change our business practices. If we fail to comply with applicable laws and regulations, we could incur criminal or civil fines, penalties, assessments or other damages, which could be substantial, and could have material restrictions or limitations placed on our business operations. In certain cases, governmental compliance actions may also give rise to potential claims for damages by private parties.
     Our operations are subject to stringent environmental laws and regulations.
     We are subject to comprehensive statutory and regulatory environmental requirements relating to, among others:
•	the acceptance, storage, treatment, handling and disposal of solid, hazardous and toxic waste;

•	the discharge of materials into the air;

•	the management and treatment of wastewater and storm water;

•	the remediation of soil and groundwater contamination; and

•	the protection of employee health and safety.
     The nature of our business and previous operations by others at facilities currently or formerly owned or operated or otherwise used by us expose us to risks of claims under environmental laws and regulations, especially for the remediation of soil or groundwater contamination. We may be required to make material expenditures for remedial activities or capital improvements with regard to sites currently or formerly owned or operated or otherwise used by us.

     Environmental statutes and regulations have changed rapidly in recent years by requiring greater and more expensive protective measures, and it is possible that we will be subject to even more stringent environmental standards in the future. For example, in many jurisdictions in which we operate, there is the potential for regulation and or legislation relating to mercury contaminants. Automobile hulks that are purchased and processed by us may contain mercury switches. Legislation or regulations that may be enacted in the future cannot be presently known and neither can the effects, if any, that any such law or regulation could have on our business. For these reasons and others, the future capital expenditures for pollution control equipment, remediation or other initiatives that may be required cannot be predicted with accuracy. However, it is generally expected that environmental standards will become increasingly more stringent and that the expenditures necessary to comply with those heightened standards will correspondingly increase.
     We are required to maintain, and to comply with, various permits and licenses to conduct our operations. Failure to maintain, or violations of, any permit or license, if not remedied, could result in us incurring substantial fines, suspension of operations or closure of a site. Further, our operations are conducted primarily outdoors and, as such, depending on the nature of the ground cover, such outdoor operations involve the risk of releases of wastes and other regulated materials to the soil and, possibly, to groundwater. As part of our continuous improvement programs, we will incur costs to improve environmental control systems.
     Because companies in the metal recycling industry have the potential for discharging wastes or other regulated materials into the environment, in any given year, a significant portion of our capital expenditures could be related, directly or indirectly, to pollution control or environmental remediation.
     Our operations generate waste that needs to be treated, stored and disposed of in accordance with applicable environmental laws.
     Our metal recycling operations produce significant amounts of waste that we are required to pay to have treated or discarded. For example, we operate shredders for which the primary feedstock is automobile hulks and obsolete household appliances. Approximately 20% of the weight of an automobile hulk consists of non-metallic material, commonly referred to as shredder fluff or automobile shredder residue, which is referred to as ASR, which constitutes the remnant material after the separation of saleable ferrous and non-ferrous metals. Environmental regulations in the United States and many other countries in which we operate require that we test ASR to determine if it is to be classified as hazardous waste before disposing of it off-site in permitted landfills. Our other waste streams in the United States and other countries in which we operate are subject to similar requirements. Additionally, we employ significant source control programs to ensure, to the fullest extent possible, that prohibited hazardous materials do not enter our raw materials stream. However, it cannot be assured that such materials will be successfully removed from our source streams and resultant recycling by-products. As a result, our waste streams may, from time to time, be classified as a hazardous waste in which case we may incur higher costs for disposal of these waste products.
     Environmental assessments, conducted by independent environmental consulting firms, of certain of the operating sites that we have revealed that some soil impacts, potentially including impacts associated with various metals, petrochemical by-products, waste oils, polychlorinated biphenyls, which are referred to as PCBs, and volatile organic compounds are, or may be, present at varying levels. It is likely that such impacts at varying levels may exist at some of the sites and it is expected that some of these sites could require investigation, monitoring and remediation in the future. The costs of such remediation could be significant. The existence of such impacts at some of our facilities potentially could require us to incur significant costs to remediate and could materially adversely affect our ability to sell those properties.
     We may have potential environmental investigation and cleanup liabilities.
     We have received notices from the United States Environmental Protection Agency, which is referred to as the USEPA, state agencies or third parties that certain of our subsidiaries have been identified as potentially responsible for the cost of investigation and cleanup of landfills or other sites where the subsidiary’s material was shipped. In most cases, many other parties are also named as potentially responsible parties. The Comprehensive Environmental Response, Compensation and Liability Act, which is referred to as CERCLA, enables USEPA and other United States’ regulatory agencies to recover from owners, operators, generators and transporters the cost of investigation and cleanup of sites which pose serious threats to the environment or public health. In certain circumstances, a potentially responsible party can be held jointly and severally liable for the cost of cleanup. In other cases, a party who is liable may only be liable for a divisible share. Liability can be imposed even if the party shipped materials in a lawful manner at the time of shipment. Liability for investigation and cleanup costs can be significant, particularly in cases where joint and several liability may be imposed. CERCLA, including the Superfund Recycling Equity Act of 1999, limits the exposure of metals recyclers for sales of certain recyclable material under certain circumstances. However, the recycling defense is subject to conducting reasonable care evaluations of current and potential consumers. Because CERCLA can be imposed retroactively on shipments that occurred many years ago, and because USEPA and state agencies are still discovering sites that present problems to public health or the environment, it cannot be assured that we will not become liable in the future for significant costs associated with investigation and remediation of CERCLA waste sites.
     We do not have environmental impairment insurance.
     In general, because we believe that the cost of the premiums outweighs the benefit of coverage, we do not carry environmental impairment liability insurance. If we were to incur significant liability for environmental damage, such as a claim for soil or groundwater remediation, ours results of operations and financial condition could be materially adversely affected.
     Our operations present risk of injury or death.
     Because of the heavy industrial activities that are conducted at our facilities, there exists a risk of serious injury or death to our employees or other visitors to our operations, notwithstanding the safety precautions that are taken. Our United States operations and our operations in certain other countries are subject to regulation by governmental agencies responsible for employee health and safety. We currently have in place policies to minimize the risk to employees and other visitors to our facilities and, accordingly, to minimize the risk that we will incur government fines for violations of such regulations. We may, nevertheless, be unable to avoid material liabilities for any death or injury that may occur in the future and these types of incidents may have a material adverse effect on our results of operations and financial condition.
     The loss of any member of our senior management team or a significant number of our managers could have a material adverse effect on our results of operations and financial condition.
     Our operations depend heavily on the skills and efforts of our senior management team. In addition, we rely substantially on the experience of the management of our businesses with regard to day-to-day operations. While we have employment agreements with certain of the members of our senior management team, we may be unable to retain the services of any of those individuals. The loss of any member of our senior management team or a significant number of managers could have a material adverse effect on our results of operations and financial condition.
     We may not be able to negotiate future labor contracts on favorable terms.
     A significant percentage of our employees are represented by various labor unions. As the agreements with those unions expire, we may not be able to negotiate extensions or replacements on terms favorable to us, or at all, or avoid strikes, lockouts or other labor actions from time to time. Therefore, it cannot be assured that new labor agreements will be reached with our unions as those labor contracts expire or on terms that we find desirable. Any labor action resulting from the failure to reach an agreement with our unions could have an adverse effect on our results of operations and financial condition.
     We are obligated to contribute to defined benefit pension plans, some of which are underfunded.
     We currently contribute to defined benefit pension plans that cover various categories of employees and retirees. The obligation to make contributions to fund benefit obligations under these pension plans is based on actuarial valuations, which are based on certain assumptions, including the long-term return on plan assets and discount rate. Certain of our defined benefit pension plans are currently underfunded. We will have to make additional contributions to fund our pension benefit plans. Contributions will negatively impact our cash flow and results of operations. In addition, we contribute to various multi-employer pension plans which cover employees under collective bargaining agreements. The required contributions are specified in such collective bargaining agreements. However, we may be required to fund additional amounts in the future if one or more of these multi-employer plans do not meet the Employee Retirement Income Security Act funding guidelines. Additional contributions will negatively impact our cash flow, results of operations and financial condition.

     We incur expense related to the amortization of intangible assets and may be required to report losses resulting from the impairment of goodwill or other assets recorded in connection with completed or future acquisitions.
     We have in the past expanded our operations through acquisitions and joint ventures involving metal recycling businesses owned by third parties. We expect to continue to complete selected acquisitions and joint venture transactions in the future. In connection with acquisition and joint venture transactions, applicable accounting rules generally require the tangible and certain intangible assets of the acquired business to be recorded on the balance sheet of the acquiror at their fair market value. Intangible assets other than goodwill will be required to be amortized over their estimated useful lives and this expense may be significant. Any excess in the purchase price paid by the acquiror over the fair market value of tangible and intangible assets of the acquired business is recorded as goodwill. If it is later determined that the anticipated future cash flows from the acquired business will be less than the fair market value of the assets and goodwill of the acquired business recorded at the time of the acquisition, the assets or goodwill may be deemed to be impaired. In this case, the acquiror may be required under applicable accounting rules to write down the value of the assets or goodwill on its balance sheet to reflect the extent of the impairment. This write down of assets or goodwill is generally recognized as a non-cash expense in the statement of operations of the acquiror for the accounting period during which the write down occurs. If we determine that any of the assets or goodwill recorded in connection with any prior or future acquisitions or joint venture transactions have become impaired, we will be required to record a loss resulting from the impairment. The metal recycling industry is highly cyclical and, as a result, we may be more likely than companies in other industries to incur impairment losses. Impairment losses could be significant and could have a material adverse effect on our results of operations and financial condition, and could have a material adverse affect on our ability to pay dividends.
     Significant expenditures and senior management time may be required with respect to our internal controls to ensure compliance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002.
     Section 404 of the Sarbanes Oxley Act of 2002 and the regulations of the SEC thereunder require our senior executive and senior financial officers to assess the effectiveness of our internal control over financial reporting on an annual basis commencing with the 12-month period ending June 30, 2009. Our independent registered public accounting firm will also be required to provide a report with respect to our internal control over financial reporting annually commencing with the 12-month period ending June 30, 2009. To the extent that we are discovered to have deficient internal controls, we may be required to allocate significant monetary and management resources to remedy the deficiencies that could otherwise be devoted to our business operations. We believe that we may incur additional expenditures of approximately $3 million in our first year after completion of the merger to ensure compliance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002.
     We are exposed to the risk of legal claims and other liabilities that may have a material adverse effect on our results of operations and financial condition.
     We are exposed to the risk of legal claims and other liabilities arising in connection with the operation of our business that may have a material adverse effect on our results of operations and financial condition. These claims and liabilities may include claims by employees or former employees relating to personal injury, compensation or employment law violations, environmental, land use and other claims arising out of the ownership or operation of facilities, and disputes with customers, suppliers and other business relations. The nature of our business may make us more likely than some other companies to be exposed to the risk of legal claims and other liabilities. In particular, metal recycling companies are generally exposed to higher risks of environmental claims and liabilities than companies in non-manufacturing industries, and employees working in the metal recycling industry may be more likely to suffer workplace injuries than employees of companies in other industries. The resolution of these claims and other liabilities may require us to pay material damages or other costs to third parties, including potentially punitive, treble, exemplary or other special damages. Resolution of claims may also involve an extensive commitment of senior management time and attention, and may require changes in business practices resulting in decreased revenues or profits or additional costs. Even if claims or other liabilities are resolved successfully, we may incur significant legal and other expenses in defending against such matters.

     Our tax liabilities may substantially increase if the tax laws and regulations in the countries in which we operate change or become subject to adverse interpretations or inconsistent enforcement.
     Taxes payable by companies in many of the countries in which we operate are substantial and include value added tax, excise duties, taxes on income (including profits and capital gains), payroll related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries are subject to frequent change, varying interpretation and inconsistent enforcement. In addition, many of the jurisdictions in which we operate have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on our results of operations and financial condition. It is possible that taxing authorities in the countries in which we operate will introduce additional revenue raising measures. The introduction of any such provisions may affect our overall tax efficiency and could result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on our results of operations and financial condition. We may face a significant increase in our income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which we operate or treaties between those jurisdictions are modified in an adverse manner. This may adversely affect our cash flows, liquidity and ability to pay dividends.
     Our operations are subject to risks and uncertainties relating to international conflicts and terrorism.
     Because of our extensive international operations and sales in certain developing countries, we are subject to risks relating to international conflicts, wars, internal civil unrest, trade embargoes and acts of terrorism. These operations include sales in developing countries, which may be more likely than developed countries to be affected by international conflicts and terrorism. Risks of this type may affect facilities owned or operated by us or facilities of our suppliers or customers. In addition, risks of this type may affect port facilities or other transportation infrastructure owned or used by us in the operation of our business.
     United States investors may have difficulty enforcing civil liabilities against us and our directors and senior management.
     We are organized under the laws of Australia. Several of our directors and many members of our senior management are residents of jurisdictions outside the United States. A significant portion of our assets and the assets of these persons are located outside the United States. As a result, United States investors may find it difficult to effect service of process within the United States upon us or these persons or to enforce outside the United States judgments obtained against us or these persons in United States courts, including actions predicated upon the civil liability provisions of the United States federal securities laws. Likewise, it may also be difficult for an investor to enforce in United States courts judgments obtained against us or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the United States federal securities laws. It may also be difficult for a United States investor to bring an original action in an Australian court predicated upon the civil liability provisions of the United States federal securities laws against our directors and senior management and non-United States experts named in this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
     This prospectus contains or incorporates by reference a number of forward-looking statements, including statements about our financial condition, results of operations, earnings outlook and prospects. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.
     The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effects of our plans and strategies is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth above under “Risk Factors” and those discussed and identified in filings we make with the SEC.
     Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus.
     Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:
•	cyclicality and volatility in the metal recycling industry;

•	exposure to changes in commodity prices, currency exchange rates and interest rates;

•	loss of export sales and increased competition from containerized recycled metal exports;

•	concentration of customers and exposure to customer credit risks;

•	availability of adequate sources of material supply;

•	failures to comply with or other liabilities incurred pursuant to applicable laws, including applicable environmental laws;

•	the loss of senior executive employees or managers;

•	labor problems;

•	costs and risks associated with defined benefit pension plans and other employee benefits;

•	goodwill impairment and other financial and accounting issues;

•	compliance costs and other risks relating to internal control over financial reporting;

•	existing and future litigation; and

•	the risks of global operations, including international hostilities.
     All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS
     The selling stockholders will receive all of the proceeds from the sales of the ADSs covered by this prospectus. We will not receive any proceeds from sales of the ADSs by the selling stockholders.
SELLING STOCKHOLDERS
     This prospectus relates to the reoffer and resale of up to an aggregate of 1,653,518 ADSs acquired or to be acquired by the selling stockholders named below. The selling stockholders may resell all, a portion or none of the ADSs from time to time.
     The inclusion of the following individuals in the table below will not be deemed to be an admission that any of these individuals is our affiliate. The following table reflects the number of ADSs beneficially owned and number of ADSs eligible to be offered by each of the selling stockholders after the effective time of the merger between Metal Management and the Acquisition Corporation.

			Number of	Number of ADSs	Percentage of
		Number of ADSs	ADSs Eligible	Beneficially	the Class
		Beneficially	to be Offered by	Owned After	Owned After
		Owned Prior to the	Selling	Completion of the	Completion of
Name	Position	Offering(1)	Stockholders	Offering(2)	the Offering(2)
Daniel W. Dienst	Executive Officer	1,566,872	992,872	574,000	*
Metal Management, Inc. 325 N. LaSalle Street Suite 550 Chicago, IL 60610
Robert C. Larry	Executive Officer	155,890	90,972	64,918	*
Metal Management, Inc. 325 N. LaSalle Street Suite 550 Chicago, IL 60610
Alan D. Ratner	Executive Officer	74,316	26,424	47,892	*
Metal Management, Inc. 325 N. LaSalle Street Suite 550 Chicago, IL 60610
Norman R. Bobins	Director	123,000	123,000	0	*
Metal Management, Inc. 325 N. LaSalle Street Suite 550 Chicago, IL 60610
John T. DiLacqua	Director	61,500	61,500	0	*
Metal Management, Inc. 325 N. LaSalle Street Suite 550 Chicago, IL 60610
Robert Lewon	Director	123,000	123,000	0	*
Metal Management, Inc. 325 N. LaSalle Street Suite 550 Chicago, IL 60610

			Number of	Number of ADSs	Percentage of
		Number of ADSs	ADSs Eligible	Beneficially	the Class
		Beneficially	to be Offered by	Owned After	Owned After
		Owned Prior to the	Selling	Completion of the	Completion of
Name	Position	Offering(1)	Stockholders	Offering(2)	the Offering(2)
Gerald E. Morris	Director	235,750	235,750	0	*
Metal Management, Inc. 325 N. LaSalle Street Suite 550 Chicago, IL 60610

*	Less than one percent.

(1)	Includes ADSs beneficially owned or that may be acquired through exercise of stock options within 60 days.

(2)	Assumes that all of the ADSs covered by this prospectus are sold.

PLAN OF DISTRIBUTION
     The ADSs covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” as used in this prospectus includes the selling stockholders listed in the table above and any donees, pledgees, transferees or other successors-in-interest selling ADSs received after the date of this prospectus from a selling stockholder.
     The selling stockholders may sell ADSs pursuant to this prospectus from time to time:
•	in transactions (including one or more block transactions) on the New York Stock Exchange;

•	in the public market off the New York Stock Exchange;

•	in privately negotiated transactions;

•	through put or call options transactions relating to the shares; or

•	in a combination of such transactions.
     Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price. Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions. Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by a selling stockholder will be borne by that selling stockholder.
     The selling stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, any such broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such broker or dealer.
     In order to comply with the securities laws of certain states, if applicable, the ADSs will be sold only through registered or licensed brokers or dealers.

CAPITALIZATION AND INDEBTEDNESS
     The following table shows our unaudited capitalization and indebtedness as of January 31, 2008 on a combined pro forma basis giving effect to the consummation of the merger of Sims and Metal Management as if the merger had occurred on that date. The information has been prepared in accordance with United States generally accepted accounting principles based on the unaudited balance sheets of Sims and Metal Management as of January 31, 2008.

Unaudited Pro Forma Combined Capitalization and Indebtedness

	Sims Group	Metal	Pro Forma	Pro Forma
	Limited	Management, Inc.	Adjustments	Combined
	January 31,	January 31,	January 31,	January 31,
	2008	2008(1)	2008(1)	2008(1)
	(In thousands of Australian dollars)
ASSETS
Total current assets	937,804	514,187	23,561	1,475,552

Total non-current assets	1,174,776	350,962	1,291,690	2,817,428

Total assets	2,112,580	865,149	1,315,251	4,292,980

LIABILITIES
Total current liabilities	384,514	229,406	21,900	635,820
Total non-current liabilities	610,330	40,700	100,332	751,362

Total liabilities	994,844	270,106	122,232	1,387,182

SHAREHOLDERS’ EQUITY
Ordinary shares	738,340	241,463	1,546,599	2,526,402
Accumulated other comprehensive income	(77,653)	(2,158)	2,158	(77,653)
Retained earnings	457,049	413,432	(413,432)	457,049
Treasury stock, at cost	—	(57,694)	57,694	—

Shareholders’ equity	1,117,736	595,043	1,193,019	2,905,798

Total liabilities and shareholders’ equity	2,112,580	865,149	1,315,251	4,292,980

(1)	The information for Metal Management and the pro forma adjustments above were originally denominated in U.S. dollars and have been converted to Australian dollars based on the 4:00 p.m. mid-market rate as of January 31, 2008 of A$1.1256 = $1.00.
LEGAL MATTERS
     The validity of our ADSs offered by this prospectus and the ordinary shares they represent will be passed upon for us by Baker & McKenzie LLP, Sydney, Australia and Chicago, Illinois.

EXPERTS
     The consolidated financial statements of Sims Group Limited and its subsidiaries as of June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007 incorporated by reference in this prospectus have been included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.
     The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) of Metal Management, Inc. incorporated in this prospectus by reference to Metal Management’s Annual Report on Form 10-K for the year ended March 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.
     The combined statements of operations and cash flows of Hugo Neu Schnizter East, Hugo Neu Proler Company and Hugo Neu Schnizer Global Trade LLC, collectively the Hugo Neu Recycling Entities, for the two month period ended October 31, 2005 incorporated by reference in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual and file or furnish current reports and other information with the SEC. You may read and copy these reports, statements or other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.
     Our SEC filings are also available at the office of the New York Stock Exchange. Please call 212-656-5060 for further information on obtaining copies of our public filings at the New York Stock Exchange. You can also find information about us at our Internet website at www.sims-group.com. Information contained on our website does not constitute part of this prospectus.
     The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.
     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Sims and the financial condition of our company:
(a)	Registration Statement on Form F-4 filed with the SEC on November 28, 2007 (File No. 333-147659), as amended;

(b)	Registration Statement on Form F-6 filed with the SEC on February 27, 2008 (File No. 333-149406);

(c)	all other reports filed by Sims pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of Sims’s fiscal year covered by the Form F-4 Registration Statement referred to in (a) above; and

(d)	the description of Sims’s ordinary shares contained in its Registration Statement on Form 8-A filed with the SEC on March 3, 2008 (File No. 001-33983).
     In addition, all documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the filing of a post-

effective amendment to the Registration Statement of which this prospectus is a part which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. If we intend to incorporate by reference in this prospectus any Form 6-K we submit to the SEC after the date of this prospectus, we may incorporate such Form 6-K in this prospectus by identifying in such Form 6-K that it is being incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this prospectus.
     You can obtain any of the documents that we file with the SEC through us upon written or oral request or from the SEC through the SEC’s website at www.sec.gov. These documents are available without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. Stockholders may request a copy of such documents as follows:
Sims Group Limited
Sims Group House
Level 6, 41 McLaren Street
North Sydney
New South Wales 2060
Attention: Investor Relations
(61 2) 9956-9100
     We have not authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the SEC by the Registrant are hereby incorporated by reference in this Registration Statement:
(a)	Registration Statement on Form F-4 filed with the SEC on November 28, 2007 (File No. 333-147659), as amended;

(b)	Registration Statement on Form F-6 filed with the SEC on February 27, 2008 (File No. 333-149406);

(c)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the Registrant’s fiscal year covered by the Registrant’s Form F-4 referred to in (a) above; and

(d)	the description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A filed with the SEC on March 3, 2008 (File No. 001-33983).
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. If the Registrant intends to incorporate by reference in this Registration Statement any Form 6-K the Registrant submits to the SEC after the date of this Registration Statement, the Registrant may incorporate such Form 6-K in this Registration Statement by identifying in such Form 6-K that it is being incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not required.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     The Australian Corporations Act of 2001 (Cth) (the “Corporations Act”) generally permits a company to indemnify its directors and officers, with certain limitations. The Corporations Act prohibits a company from indemnifying its directors for liabilities (i) owed to the company or a related body corporate, (ii) for a pecuniary penalty order or a compensation order or (iii) that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.
     The Corporations Act prohibits a company from indemnifying its directors and officers for legal costs in specific circumstances, such as when the costs are incurred in defending proceedings in which the person is found to have a liability for which the company could not indemnify the person under the above principle, or in defending or resisting criminal proceedings in which the person is found guilty or in connection with relief proceedings in which the court denies the relief.
     Payments by a company of insurance premiums that cover conduct involving a willful breach of duty or a breach of certain statutory director duties is also prohibited under the Corporations Act.

     The Registrant currently maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act, subject to the terms and limitations of the policy.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.
     The following exhibits are filed as part of this Registration Statement:
4.1	Constitution of Sims Group Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4 (File No. 333-147659) (the “F-4 Registration Statement”)).

4.2	Form of Deposit Agreement among the Registrant, The Bank of New York, as the depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the F-4 Registration Statement).

4.3	Top-Up Deed, dated April 2, 2007, by and between the Registrant and Votraint No. 1652 Pty Limited (Mitsui) (incorporated by reference to Exhibit 4.2 to the F-4 Registration Statement).

4.4	Amendment Deed, dated November 27, 2007, by and between the Registrant and Mitsui Raw Materials Development Pty Limited (incorporated by reference to Exhibit 4.3 to the F-4 Registration Statement).

5.1	Opinion of Baker & McKenzie LLP.

10.1	Sims Group Limited Transition Incentive Stock Plan.

23.1	Consent of PricewaterhouseCoopers regarding use in this Registration Statement of its report dated November 27, 2007 relating to the financial statements of the Registrant.

23.2	Consent of Pricewaterhouse Coopers LLP regarding use in this Registration Statement of its report dated November 14, 2007 relating to the statement of operations and the statement of cash flows of the Hugo New Recycling Entities.

23.3	Consent of PricewaterhouseCoopers LLP regarding use in this Registration Statement of its report dated May 24, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Metal Management, Inc.

23.4	Consent of Baker & McKenzie LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

ITEM 9. UNDERTAKINGS.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Sims Group Limited certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sydney, Australia, on the 14th day of March, 2008.

SIMS GROUP LIMITED

By: Name:	/s/ Jeremy L. Sutcliffe Jeremy L. Sutcliffe
Title:	Group Chief Executive
POWER OF ATTORNEY
     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below (whether as a member of the board of directors or officer of Sims, as authorized representative of Sims or otherwise) constitutes and appoints Paul K. Mazoudier and Jeremy L. Sutcliffe and each of them, with full power to act without the other, as his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this Registration Statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents of each of them, full power and authority to do and perform each every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Paul K. Mazoudier Paul K. Mazoudier	Chairman of the Board	March 14, 2008

/s/ Jeremy L. Sutcliffe Jeremy L. Sutcliffe	Director, Group Chief Executive (Principal Executive Officer)	March 14, 2008

/s/ Ross B. Cunningham Ross B. Cunningham	Director, Executive Director Group – Finance and Strategy (Principal Financial Officer)	March 14, 2008

/s/ Peter S. Ricketts Peter S. Ricketts	Group General Manager – Finance and Administration (Principal Accounting Officer)	March 14, 2008

/s/ J. Michael Feeney J. Michael Feeney	Director	March 14, 2008

/s/ Paul J. Varello Paul J. Varello	Director	March 14, 2008

SIGNATURE	TITLE	DATE

/s/ Masakatsu Iwanaga Masakatsu Iwanaga	Director	March 14, 2008

/s/ Christopher J. Renwick Christopher J. Renwick	Director	March 14, 2008
AUTHORIZED U.S. REPRESENTATIVE
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on March 14, 2008 by the undersigned as the duly authorized representative of Sims Group Limited in the United States.

/s/ Scott Miller Scott Miller

EXHIBIT INDEX

No.	Description

4.1	Constitution of Sims Group Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-4 (File No. 333-147659) (the “F-4 Registration Statement”)).

4.2	Form of Deposit Agreement among the Registrant, The Bank of New York, as the depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.1 to the F-4 Registration Statement).

4.3	Top-Up Deed, dated April 2, 2007, by and between the Registrant and Votraint No. 1652 Pty Limited (Mitsui) (incorporated by reference to Exhibit 4.2 to the F-4 Registration Statement).

4.4	Amendment Deed, dated November 27, 2007, by and between the Registrant and Mitsui Raw
Materials Development Pty Limited (incorporated by reference to Exhibit 4.3 to the F-4 Registration Statement).

5.1	Opinion of Baker & McKenzie LLP.

10.1	Sims Group Limited Transition Incentive Stock Plan.

23.1	Consent of PricewaterhouseCoopers regarding use in this Registration Statement of its report dated November 27, 2007 relating to the financial statements of the Registrant.

23.2	Consent of PricewaterhouseCoopers LLP regarding use in this Registration Statement of its report dated November 14, 2007 relating to the statement of operations and the statement of cash flows of the Hugo New Recycling Entities.

23.3	Consent of PricewaterhouseCoopers LLP regarding use in this Registration Statement of its report dated May 24, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Metal Management, Inc.

23.4	Consent of Baker & McKenzie LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).